Exhibit 3.2

VEREIT, INC.

ARTICLES OF AMENDMENT

    VEREIT, Inc., a Maryland corporation (the “Corporation”), hereby certifies to the State Department of Assessments and Taxation of Maryland that:

    FIRST: The charter of the Corporation (the “Charter”) is hereby amended to, effective as of 5:01 p.m. Eastern Time on December 17, 2020, decrease the par value of the issued and outstanding shares of common stock of the Corporation (the “Common Stock”) from $0.05 par value per share to $0.01 par value per share and, thereby, reduce the aggregate par value of all authorized shares of Common Stock to $15,000,000 and reduce the aggregate par value of all authorized shares to $16,100,000.

SECOND: The amendment to the Charter as set forth above has been approved by a majority of the entire Board of Directors and the amendment is limited to a change expressly authorized by Section 2-605 of the Maryland General Corporation Law to be made without action by the stockholders.

THIRD: The undersigned acknowledges these Articles of Amendment to be the corporate act of the Corporation and as to all matters or facts required to be verified under oath, the undersigned acknowledges that, to the best of his knowledge, information and belief, these matters and facts are true in all material respects and that this statement is made under the penalties of perjury.

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IN WITNESS WHEREOF, the Corporation has caused these Articles of Amendment to be signed in its name and on its behalf by its Chief Executive Officer and attested to by its Secretary on this 11th day of December, 2020.

VEREIT, INC.

By:	/s/Glenn J. Rufrano
	Name:	Glenn J. Rufrano
	Title:	Chief Executive Officer

ATTEST:

By:	/s/Lauren Goldberg
	Name:	Lauren Goldberg
	Title:	Executive Vice President, General Counsel and Secretary

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